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                                                          EXHIBIT NO. 99.8(d)

                        AMENDMENT TO CUSTODIAN CONTRACT



         Agreement made as of this 1st day of October, 1989 by and between State Street Bank and Trust Company (the "Custodian") and MFS Government Premium Account (the "Trust").

         WHEREAS, the Custodian and the Trust are parties to a Custodian Contract dated August 10, 1988 (the "Custodian Contract") which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Trust;

         WHEREAS, the Custodian may delegate to Massachusetts Financial Services Company ("MFS") the performance of certain duties the Custodian would otherwise be obligated to perform pursuant to the Custodian Agreement;

         WHEREAS, the Trust agrees to any such delegation of certain Custodian duties;

         NOW THEREFORE, the Custodian and the Trust hereby amend the terms of the Custodian Contract and mutually agree to the following:

         1)       Add new Section 14 which shall read as follows:

         14.      Delegation of Certain Custodian Duties to MFS

                  The Custodian may delegate to MFS the performance of any or all of its duties hereunder relating to (i) accounting for investments in currency and for financial instruments (including, without limitation, options, contracts, futures contracts, options on futures contracts, options on foreign currency and forward foreign currency exchange contracts and (ii) federal and state regulatory compliance. The Custodian shall compensate MFS for the performance of such duties at such fee or fees as MFS shall determine to be equal to MFS's cost for performing such duties (the "MFS Fees"). Following its payment of the MFS Fees to MFS, the Custodian shall recover the amount of the MFS Fees and from the Trust on such terms as the Custodian and the Trust shall agree. MFS assumes responsibility for all duties delegated to it by the Custodian pursuant to this Section 14, and the Custodian may rely on MFS for the accuracy and correctness of the accounting information provided by MFS to the Custodian pursuant to this Section 14.

         IN WITNESS WHEREOF, each of the parties hereto have caused this instrument to be executed in its name and on its behalf by a duly authorized representative as of the aforementioned day and year.

ATTEST                                 MFS GOVERNMENT PREMIUM ACCOUNT


ILLEGIBLE                              By:      ILLEGIBLE
(Illegible)                                    (Illegible)

ATTEST                                 STATE STREET BANK AND TRUST COMPANY


ILLEGIBLE                              By:      ILLEGIBLE
(Illegible)  Assistant Secretary               (Illegible) Vice President